Exhibit 99.1

Press contact:	Investor Contact:
Trinseo	Trinseo
Donna St. Germain	David Stasse
Tel : +1 610-240-3307	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dstasse@trinseo.com

Trinseo Reports Record Second Quarter 2016 Financial Results; Increases Full Year 2016 Outlook

Second Quarter 2016 Summary

•                  Record Net Income of $96 million and diluted EPS of $2.00

•                  Adjusted EPS of $2.30, inclusive of a $0.22 favorable impact from inventory revaluation

•                  Record Adjusted EBITDA of $182 million ($169 million excluding inventory revaluation)

•                  Cash provided by operating activities of $95 million; cash used in investing activities of $27 million

•                  Free Cash Flow of $68 million

	Three Months Ended
	June 30,		March 31,
$millions, except per share data	2016	2015	2016
Revenue	970	1,029	894
Net Income	96	1	77
EPS (Diluted) ($)	2.00	0.02	1.56

EBITDA*	168	56	141
Adjusted EBITDA*	182	151	143
Adjusted EBITDA, excluding inventory revaluation*	169	122	153
Adjusted Net Income*	110	79	79
Adjusted EPS ($)*	2.30	1.61	1.62

*For a reconciliation of EBITDA, Adjusted EBITDA, Adjusted EBITDA excluding inventory revaluation, and Adjusted Net Income to Net Income, as well as a reconciliation of Adjusted EPS, see note 2 below.

BERWYN, Pa — August 1, 2016 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its second quarter 2016 financial results with revenue of $970 million and net income of $96 million.

Additionally, results for the second quarter included Adjusted EPS of $2.30 per diluted share and Adjusted EBITDA of $182 million; these included a favorable inventory revaluation impact of $0.22 and $13 million, respectively.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “I am very pleased with our performance in the second quarter, as we exceeded our Adjusted EBITDA and Adjusted EPS guidance.  We continue to see a higher level of profitability driven by good results in the Performance Materials division as well as sustainable, structural improvements in the Basic Plastics & Feedstocks division.  We repurchased an additional 800,000 shares during the quarter, bringing our year-to-date purchases to almost 2.4 million, or about 5% of shares outstanding.  In addition, we received Board approval for an annual cash distribution of $1.20 per share, and the first quarterly distribution was paid on July 20.”

Pappas continued, “Our Performance Materials division delivered $76 million of Adjusted EBITDA excluding inventory revaluation in the second quarter, slightly ahead of guidance, and keeping it on track to deliver at least 5% EBITDA growth in 2016.  Our Basic

Plastics & Feedstocks division had a record quarter with $115 million of Adjusted EBITDA excluding inventory revaluation.  This result exceeded our guidance due mainly to higher than expected styrene margins.”

Revenue in the second quarter decreased 6% versus prior year driven primarily by the pass through of lower raw material costs, which was partially offset by higher sales volume as well as currency, as the euro strengthened in comparison to the U.S. dollar.  Second quarter net income of $96 million was $95 million higher than prior year. Adjusted EBITDA excluding inventory revaluation in the second quarter of $169 million was $47 million higher than prior year.

Second Quarter Results and Commentary by Business Segment

•                  Latex revenue of $232 million for the quarter decreased 6% versus prior year primarily driven by the pass through of lower raw material costs in Europe and Asia.  Adjusted EBITDA of $21 million was $6 million above prior year driven by price increases in North America as well as fixed cost reductions.  Sales volume of 310 million pounds was in line with the quarterly trend over the last two years.

•                  Synthetic Rubber revenue of $111 million for the quarter decreased 3% versus prior year driven by the pass through of lower raw material costs as well as lower sales volume, particularly in Nickel-PBR.  SSBR sales volume was the second highest quarter on record.  Adjusted EBITDA of $30 million was $12 million above prior year primarily driven by an inventory draw and higher maintenance costs in the prior year due to a planned turnaround.

•                  Performance Plastics revenue of $184 million for the quarter was 1% below prior year due to the pass through of lower raw material costs.  Adjusted EBITDA of $31 million was $10 million above prior year due mostly to higher volume and margin in automotive and an unfavorable price lag impact in the prior year.  Sales volume to the automotive market during the quarter was a record high driven by a strong automotive market as well as our actions to increase market share.

•                  Basic Plastics & Feedstocks revenue of $442 million was 8% below prior year driven by the pass through of lower raw material costs.  Adjusted EBITDA of $121 million was nearly flat to prior year.  Adjusted EBITDA excluding inventory revaluation of $115 million was $16 million higher than prior year driven by higher polycarbonate margins as well as lower fixed costs from prior year turnarounds.

Free Cash Flow and Leverage

Cash provided by operating activities was $95 million. Cash used in investing activities was $27 million, resulting in Free Cash Flow for the quarter of $68 million.  This included $30 million in dividends from Americas Styrenics, $27 million of capital expenditures, and $30 million of cash interest payments. At the end of the quarter we had record liquidity of $904 million, which included $465 million of cash, inclusive of the $37 million cash outlay for the repurchase of 800,000 shares.

As expected, our net leverage ratio continued to decrease due to higher EBITDA and cash generation, and was 1.3 times at the end of the quarter, compared to approximately 2.8 times at the end of the second quarter of 2015.

Outlook

•                  Third quarter 2016 net income of $73 million to $80 million

•                  Third quarter 2016 Adjusted EBITDA of $140 million to $150 million and Adjusted EPS of $1.55 to $1.70

•                  Full year 2016 net income of $316 million to $323 million

•                  Full year 2016 Adjusted EBITDA of $605 million to $615 million and Adjusted EPS of $6.95 to $7.10

Commenting on the outlook for the third quarter and full year 2016 Pappas said, “We expect third quarter results to be more in line with those from the first quarter, with an estimate of $140 to $150 million of Adjusted EBITDA excluding inventory revaluation.  The Performance Materials division should deliver at least $75 million of Adjusted EBITDA excluding inventory revaluation. The Basic Plastics & Feedstocks division Adjusted EBITDA excluding inventory revaluation is expected to be between $85 and $95 million, close to the first quarter result, and sequentially lower following the spring styrene turnaround season.”

Commenting on the outlook for the full year of 2016 Pappas said, “Adjusted EBITDA excluding inventory revaluation was $322 million for the first half of the year.  We believe the second half of the year will continue to show sustained EBITDA strength, and therefore, we are increasing our full-year guidance to $605 to $615 million of Adjusted EBITDA excluding inventory revaluation which translates into an expected Adjusted EPS range of $6.95 to $7.10.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its second quarter 2016 financial results tomorrow, Tuesday, August 2, 2016 at 10 AM Eastern Time.

Commenting on results will be Chris Pappas, President and Chief Executive Officer, Barry Niziolek, Executive Vice President and Chief Financial Officer, and David Stasse, Vice President, Treasury and Corporate Finance. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: 1-661-378-9458

Participant International Dial-In Number: +1 844-717-9660

Conference ID / passcode: 46408667

The Company will also offer a live Webcast of the conference call with question and answer session via the registration page of the Trinseo Investor Relations website.

Trinseo has posted its second quarter 2016 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until August 2, 2017.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.0 billion in revenue in 2015, with 18 manufacturing sites around the world, and more than 2,200 employees.

Use of non-GAAP measures

Trinseo management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; and the loss of customers. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net sales	$969,694	$894,084	$1,028,673	$1,863,778	$2,046,938
Cost of sales	799,954	754,412	886,536	1,554,366	1,801,722
Gross profit	169,740	139,672	142,137	309,412	245,216
Selling, general and administrative expenses	52,249	54,486	50,739	106,735	102,514
Equity in earnings of unconsolidated affiliates	38,602	35,026	40,841	73,628	77,548
Operating income	156,093	120,212	132,239	276,305	220,250
Interest expense, net	18,814	18,896	25,600	37,710	54,456
Loss on extinguishment of long-term debt	—	—	95,150	—	95,150
Other expense, net	12,875	2,669	3,233	15,544	6,784
Income before income taxes	124,404	98,647	8,256	223,051	63,860
Provision for income taxes	28,600	21,900	7,500	50,500	25,400
Net income	$95,804	$76,747	$756	$172,551	$38,460
Weighted average shares- basic	46,952	48,655	48,771	47,803	48,770
Net income per share- basic	$2.04	$1.58	$0.02	$3.61	$0.79
Weighted average shares- diluted	47,857	49,086	48,907	48,554	48,896
Net income per share- diluted	$2.00	$1.56	$0.02	$3.55	$0.79

Repayment of equity per share	$0.30	—	—	$0.30	—

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$465,213	$431,261
Accounts receivable, net of allowance for doubtful accounts	534,860	494,556
Inventories	365,139	353,097
Other current assets	27,096	10,120
Total current assets	1,392,308	1,289,034

Investments in unconsolidated affiliates	190,314	182,836
Property, plant and equipment, net of accumulated depreciation	505,319	518,751
Other assets
Goodwill	31,169	31,064
Other intangible assets, net	171,644	158,218
Deferred income tax assets—noncurrent	42,705	51,395
Deferred charges and other assets	29,168	27,596
Total other assets	274,686	268,273
Total assets	$2,362,627	$2,258,894

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$5,000	$5,000
Accounts payable	330,413	324,629
Income taxes payable	20,229	20,804
Accrued expenses and other current liabilities	107,828	98,836
Total current liabilities	463,470	449,269
Noncurrent liabilities
Long-term debt, net of unamortized deferred financing fees	1,183,287	1,177,120
Deferred income tax liabilities—noncurrent	27,979	25,764
Other noncurrent obligations	224,478	217,727
Total noncurrent liabilities	1,435,744	1,420,611

Commitments and contingencies
Shareholders’ equity
Ordinary shares, $0.01 nominal value, 50,000,000 shares authorized (June 30, 2016: 48,778 shares issued and 46,403 shares outstanding ; December 31, 2015: 48,778 shares issued and outstanding)	488	488
Additional paid-in-capital	565,590	556,532
Treasury shares, at cost (June 30, 2016: 2,374 shares; December 31, 2015: zero shares)	(93,676)	—
Retained Earnings (accumulated deficit)	139,427	(18,289)
Accumulated other comprehensive loss	(148,416)	(149,717)
Total shareholders’ equity	463,413	389,014
Total liabilities and shareholders’ equity	$2,362,627	$2,258,894

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities
Cash provided by operating activities	$179,707	$74,746

Cash flows from investing activities
Capital expenditures	(53,153)	(43,594)
Proceeds from capital expenditures subsidy	—	2,191
Proceeds from the sale of businesses and other assets	129	689
Distributions from unconsolidated affiliates	4,809	—
Cash used in investing activities	(48,215)	(40,714)

Cash flows from financing activities
Deferred financing fees	—	(27,661)
Short-term borrowings, net	(126)	(15,823)
Repayments of term loans	(2,500)	—
Purchase of treasury shares	(94,362)	—
Stock-based compensation activity, net	13	—
Net proceeds from issuance of 2021 Term Loan B	—	498,750
Net proceeds from issuance of 2022 Senior Notes	—	716,625
Repayments of 2019 Senior Notes	—	(1,192,500)
Proceeds from Accounts Receivable Securitization Facility	—	25,000
Repayments of Accounts Receivable Securitization Facility	—	(25,000)
Cash used in financing activities	(96,975)	(20,609)
Effect of exchange rates on cash	(565)	(3,104)
Net change in cash and cash equivalents	33,952	10,319
Cash and cash equivalents—beginning of period	431,261	220,786
Cash and cash equivalents—end of period	$465,213	$231,105

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Revenue by Segment

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2016	2016	2015	2016	2015
Latex	$232.5	$209.5	$247.5	$442.0	$485.8
Synthetic Rubber	111.4	102.2	115.4	213.6	244.8
Performance Plastics	183.9	168.6	185.3	352.5	382.2
Basic Plastics & Feedstocks	441.9	413.8	480.5	855.7	934.1
Total Revenue	$969.7	$894.1	$1,028.7	$1,863.8	$2,046.9

Note 2: Reconciliation of Non-GAAP Performance Measures to Net income

EBITDA is a non-GAAP financial measure that we refer to in making operating decisions because we believe it provides our investors with meaningful supplemental information regarding the Company’s operational performance. We present EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis because it removes the impact of our capital structure (such as interest expense), asset base (such as depreciation and amortization) and tax structure.

We also believe that the presentation of Adjusted EBITDA provides investors with a useful analytical indicator of our performance and of our ability to service our indebtedness. We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring and other items.

We present Adjusted EBITDA excluding inventory revaluation in order to facilitate the comparability of results by investors from period to period by adjusting cost of sales to reflect the cost of raw materials during the period, which is often referred to as the replacement cost method of inventory valuation. We believe this measure minimizes the impact of raw material purchase price volatility in evaluating our performance. Our approach to calculating inventory revaluation is intended to represent the difference between the results under the FIFO and the replacement cost methods. However, our calculation could differ from the replacement cost method if the monthly raw material standards are different from the actual raw material prices during the month and production and purchase volumes differ from sales volumes during the month. These factors could have a significant impact on the inventory revaluation calculation.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with Net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our core operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability.

There are limitations to using financial measures such as those discussed above. These performance measures are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. Other companies in our industry may use these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
(In millions, except per share data)	June 30, 2016	March 31, 2016	June 30, 2015
Net income	$95.8	$76.7	$0.8
Interest expense, net	18.8	18.9	25.6
Provision for income taxes	28.6	21.9	7.5
Depreciation and amortization	24.9	23.2	21.7
EBITDA	$168.1	$140.7	$55.6
Loss on extinguishment of long-term debt	—	—	95.2	Loss on extinguishment of long-term debt
Net loss on disposition of businesses and assets (a)	12.9	—	—	Other expense, net
Restructuring and other charges (b)	1.1	0.7	(0.1)	Selling, general, and administrative expenses
Other items (c)	0.3	1.8	0.6	Selling, general, and administrative expenses
Adjusted EBITDA	$182.4	$143.2	$151.3
Inventory revaluation (d)	(12.9)	9.7	(29.4)
Adjusted EBITDA excluding inventory revaluation	$169.5	$152.9	$121.9
Adjusted EBITDA to Adjusted Net Income (loss):
Adjusted EBITDA	$182.4	$143.2	$151.3
Interest expense, net	18.8	18.9	25.6
Provision for income taxes — Adjusted (e)	28.8	22.4	25.5
Depreciation and amortization — Adjusted (f)	24.9	22.6	21.6
Adjusted Net Income (loss)	$109.9	$79.3	$78.6
Adjusted EPS	$2.30	$1.62	$1.61

Adjusted EBITDA by Segment:
Latex	$21.5	$18.8	$14.9
Synthetic Rubber	30.2	23.1	18.5
Performance Plastics	30.8	30.0	21.3
Basic Plastics & Feedstocks	121.0	96.6	122.2
Corporate unallocated	(21.1)	(25.3)	(25.6)
Adjusted EBITDA	$182.4	$143.2	$151.3

(a)                  Net loss on disposition of businesses and other assets for the three months ended June 30, 2016 represents the impairment charge recorded for the estimated loss on sale of our latex and automotive businesses in Brazil, primarily related to the unrecoverable net book value of property, plant, and equipment along with certain working capital balances.

(b)                  Restructuring and other charges for the three months ended June 30, 2016 relate to charges incurred in connection with the decision to divest our operations in Brazil as well as the closure of our Allyn’s Point manufacturing facility in Gales Ferry, Connecticut.  Charges for the three months ended March 31, 2016 relate solely to the closure of the Allyn’s Point facility.

(c)                   Other items for the three months ended June 30, 2016 and the three months ended March 31, 2016 relate to fees incurred in conjunction with the Company’s secondary offerings completed during the periods above. Other items for the three months ended June 30, 2015 represent costs related to the process of changing our corporate name from Styron to Trinseo.

(d)                  See the discussion above this table for a description of inventory revaluation.

(e)                   Adjusted to remove the tax impact of the loss on extinguishment of debt and the related items noted in (a), (b), (c) and (f).

(f)                    For the three months ended March 31, 2016, this amount excludes accelerated depreciation of $0.5 million related to the closure of our Allyn’s Point facility.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for three months ended September 30, 2016 and the full year ended December 31, 2016.  See “Note on forward-looking statements” above for a discussion of the limitations of these forecasts.

The reconciliation below assumes no impact from the effects of inventory revaluation, as the impact is not expected to be significant to these periods.  However, it should be noted that the impacts of inventory revaluation are difficult to predict, and could therefore have a significant impact on the Company’s results during these periods.

	Three Months Ended	Year Ended
(In millions, except per share data)	September 30, 2016	December 31, 2016
Adjusted EBITDA excluding inventory revaluation	$140 - 150	$605 - 615
Interest expense, net	(20)	(76)
Provision for income taxes	(21) – (24)	(94) – (97)
Depreciation and amortization	(26)	(102)
Reconciling items to Adjusted EBITDA (g)	—	(17)
Net Income	73 - 80	316 - 323
Reconciling items to Adjusted Net Income (g)	—	17
Adjusted Net Income	73 - 80	333 - 340

Weighted average shares- diluted (h)	47.3	47.9
Adjusted EPS	$1.55 - 1.70	$6.95 – 7.10

(g)                   Reconciling items to Adjusted EBITDA and Adjusted Net Income are typically one-time items that are not forecasted by the Company. As such, for the forecasted three months ended September 30, 2016, no amounts have been included above.  For the same reason, for the forecasted year-end December 31, 2016, we have only included actual, previously disclosed reconciling items, which we have aggregated into a single caption.  The reconciling items to Adjusted Net Income include all reconciling items to Adjusted EBITDA, tax effected, along with adjustments to depreciation and amortization related to restructuring activities (see notes (e) and (f) above).

(h)                  Weighted average shares calculated for the purpose of forecasting Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant stock-based compensation award grants, and changes in the Company’s share price.  These are all factors which could have a significant impact on the calculation of Adjusted EPS during actual future periods.

Note 3: Defining Certain Liquidity Measures

The Company uses a number of measures to evaluate and discuss its liquidity position and performance, including Free Cash Flow and Liquidity. Free Cash Flow is defined as cash from both operating and investing activities, less the impact of changes in restricted cash. Liquidity is defined as total cash and cash equivalents plus unused borrowing capacity on the Company’s revolving debt and accounts receivable securitization facility.

Free Cash Flow and Liquidity are not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow and Liquidity differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP and the terms of related borrowing agreements.

The following provides further detail of how these amounts are derived for the periods discussed herein:

Free Cash Flow

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in millions)	2016	2015	2016	2015
Cash provided by operating activities	$94.8	$31.8	$179.7	$74.7
Cash used in investing activities	(26.6)	(13.6)	(48.2)	(40.7)
Impact of changes in restricted cash	—	—	—	—

Free Cash Flow	$68.2	$18.2	$131.5	$34.0

Liquidity

	June 30,	December 31,
(In millions)	2016	2015
Cash and cash equivalents	$465.2	$431.3
Available borrowings under accounts receivable securitization agreement	129.7	123.4
Available borrowings under the revolving facility	308.9	311.5
Liquidity	$903.8	$866.2